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Exhibit 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333- 70171 and 333-90169) of our report dated February 25, 2000, which contains an explanatory paragraph regarding the Company's ability to continue as a going concern, relating to the consolidated financial statements which appear in this Annual Report on Form 10-K.



PricewaterhouseCoopers LLP
Costa Mesa, California
March 28, 2000